SUB-ITEM 77D: Policies With Respect to Security Investments

Forward Balanced Allocation Fund, Forward Growth & Income Allocation Fund, Forward Growth Allocation Fund, Forward Income Builder Fund and Forward Multi-Strategy Fund

Effective August 24, 2015, each of the Forward Balanced Allocation Fund, Forward Growth & Income Allocation Fund, Forward Growth Allocation Fund, Forward Income Builder Fund and Forward Multi-Strategy Funds’ (each, a “Fund”) “Principal Investment Strategies” were revised to reflect that Fund primarily invests in other Forward Funds and certain of the related investment companies managed by subsidiaries of Salient Partners, L.P. (“Underlying Funds”). Further, the “Principal Investment Strategies” of the Forward Multi-Strategy Fund only were revised to reflect that the strategies and asset classes of the Underlying Funds in which the Forward Multi-Strategy Fund may invest in include: long/short strategies, momentum strategies, tactical strategies, U.S. equity, frontier and emerging market, international equity, U.S. fixed-income, international fixed-income, and money market. Further, the “Principal Risks” of the Forward Multi-Strategy Fund only were modified to include the following: Commodity Sector, Currency Transactions, Debt Securities, Foreign Securities, Liquidity, Momentum Style, Short Sales, Small and Medium Capitalization Stocks, Subsidiary and Tax Reform. These changes are further described in the August 7, 2015 supplements to the Fund’s then-current prospectuses and statement of additional information as filed with the Securities and Exchange Commission via EDGAR on August 7, 2015 pursuant to Rule 497(e) under the Securities Act of 1933, as amended (Accession Nos. 0001193125-15-282890). Such descriptions are incorporated herein by reference.

Forward Investment Grade Fixed-Income Fund

Effective August 25, 2015, the Forward Investment Grade Fixed-Income Fund’s (the “Fund”) “Principal Investment Strategies” were revised to reflect that the Fund may also primarily invest in bonds in addition to the Fund’s previous primary investment in exchange-traded funds (“ETFs”). The Fund’s “Principal Investment Strategies” were also revised to add “other synthetic instruments (including credit default swaps and other instruments linked to credit default indices)” to the type of investments that the Fund may invest in order to provide the Fund with exposure to investment grade quality U.S. corporate bonds, U.S. Government or agency securities and mortgage-backed and asset-backed securities. The Fund’s duration typical duration was revised from within two years to within four years of the Fund’s benchmark, the Barclays U.S. Government/Credit Bond Index. These changes are further described in the July 24, 2015 supplement to the Fund’s then-current prospectuses as filed with the Securities and Exchange Commission via EDGAR on July 24, 2015 pursuant to Rule 497(e) under the Securities Act of 1933, as amended (Accession Nos. 0001193125-15-262872). Such descriptions are incorporated herein by reference.

Forward Commodity Long-Short Strategy Fund

Effective November 3, 2015, the Forward Commodity Long-Short Strategy Fund’s (the “Fund”) “Principal Investment Strategies” were changed in order to allow the Fund’s investment approach to also be used to gain exposure to momentum, which is defined as the continuation of recent price trends across a variety of global markets and asset classes and entails the Fund establishing long positions in securities that have had positive recent returns and short positions in securities that have had negative recent returns. The Fund’s “Principal Investment Strategies” were also changed to allow (i) the Advisor to identify investments for the Fund by constructing proprietary, systematic trend-following strategies that will generally trade in approximately 20-25 commodity futures and employ three measures of momentum; (ii) the Advisor to rebalance the Fund’s portfolio at least on a monthly basis, although rebalancing may occur more frequently; (iii) the Fund to add futures contracts and forward contracts to the investments through which the Fund may gain synthetic exposure to commodity positions; (iv) the Fund to employ leveraged investment techniques to increase the Fund’s exposure to specific investment opportunities, including the use of futures contracts, forward contracts and swap agreements in order to obtain both long and short investment exposures; (v) the Fund to add cash, cash equivalents and/or shares of money market funds to the types of instruments that the Fund may use to collateralize its investments in commodity-linked derivative instruments. Further, the “Principal Risks” of the Fund were modified to include the following: Currency Transactions, Emerging Market and Frontier Market Securities, Foreign Securities, Momentum Style, Portfolio Turnover, Short Sales, and Tax Reform. These changes are further described in (i) the September 4, 2015 supplements to the Fund’s then-current prospectuses and statement of additional information as filed with the Securities and Exchange Commission (“SEC”) via EDGAR on September 4, 2015 pursuant to Rule 497(e) under the Securities Act of 1933, as amended (the “1933 Act”) (Accession No. 0001193125-15-313138); and (ii) the Fund’s prospectus and statement of additional information as filed with the SEC via EDGAR on November 2, 2015 in Post-Effective Amendment No. 116 to the Registrant’s registration statement on Form N 1A under the 1933 Act and Amendment No. 116 to the Registrant’s registration statement on Form N-1A under the Investment Company Act of 1940, as amended, pursuant to Rule 485(b) of the 1933 Act (Accession No. 0001193125-15-362583). Such descriptions are incorporated herein by reference.

Forward Dynamic Income Fund

Effective November 3, 2015, the index listed in the Forward Dynamic Income Fund’s (the “Fund”) “Investment Objective” to which the Fund’s seeks to exhibit less downside volatility than, was changed to the Russell 3000 Index. The Fund’s “Principal Investment Strategies” were changed reflect that the Fund has adopted an 80% investment policy whereby, under normal conditions, the Fund invests at least 80% of its net assets plus borrowings for investment purposes, if any, in the equity securities of dividend paying companies located within the United States. The Fund’s “Principal Investment Strategies” were further changed to reflect that (i) the Fund may purchase futures to manage the Fund’s cash holdings by gaining exposure to the types of securities and instruments in which the Fund primarily invests; and (ii) the Fund may also enter into put option spreads, which consist of paired purchased and written options with different strike prices on the same stock or index.  Pursuant to the revised principal investment strategies, the Fund will no longer consider the following risks to be principal risks: Cash and Cash Equivalents, Debt Securities, Exchange-Traded Funds, Foreign Securities, Hedging, Interest Rate, Non-Diversification, Portfolio Turnover, Real Estate Securities and REITs, Repurchase Agreements, Securities Issued by Other Investment Companies, Short Sales, Tax, and Value Stocks. The Fund elected to be qualified as a diversified series of the Trust. These changes are further described in (i) the September 4, 2015 supplements to the Fund’s then-current prospectuses and statement of additional information as filed with the Securities and Exchange Commission (“SEC”) via EDGAR on September 4, 2015 pursuant to Rule 497(e) under the Securities Act of 1933, as amended (the “1933 Act”) (Accession No. 0001193125-15-313145); and (ii) the Fund’s prospectus and statement of additional information as filed with the SEC via EDGAR on November 2, 2015 in Post-Effective Amendment No. 116 to the Registrant’s registration statement on Form N 1A under the 1933 Act and Amendment No. 116 to the Registrant’s registration statement on Form N-1A under the Investment Company Act of 1940, as amended, pursuant to Rule 485(b) of the 1933 Act (Accession No. 0001193125-15-362583). Such descriptions are incorporated herein by reference.